Filed Pursuant to Rule 433
Registration Statement No. 333-133985
May 31, 2007

The depositor has filed a registration statement (including a prospectus) (Registration Statement No. 333-133985) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has filed or will file with the SEC a prospectus supplement and any issuer free-writing prospectus with respect to this offering (together with the registration statement and prospectus, the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

The Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the Class B1, Class B2, Class P, Class X, Class LT-R and Class R Certificates. Only the classes of certificates listed in the tables below are offered by the prospectus supplement.

	Related Mortgage	Class Principal (1)	Initial Interest	Interest Rate Formula (until Initial Optional Termination	Interest Rate Formula (after Initial Optional Termination		Interest	Initial Certificate Ratings
Class	Pool(s)	Amount	Rate(2)	Date)(3)(4)	Date)(4)(5)	Principal Type	Type	Moody’s	S&P	Fitch	DBRS

1-A1	1	$210,308,000	5.390%	LIBOR plus 0.070%	LIBOR plus 0.140%	Senior, Sequential Pay	Variable Rate	Aaa	AAA	AAA	AAA
1-A2	1	$35,917,000	5.460%	LIBOR plus 0.140%	LIBOR plus 0.280%	Senior, Sequential Pay	Variable Rate	Aaa	AAA	AAA	AAA
1-A3	1	$76,828,000	5.550%	LIBOR plus 0.230%	LIBOR plus 0.460%	Senior, Sequential Pay	Variable Rate	Aaa	AAA	AAA	AAA
1-A4	1	$29,124,000	5.620%	LIBOR plus 0.300%	LIBOR plus 0.600%	Senior, Sequential Pay	Variable Rate	Aaa	AAA	AAA	AAA
2-A1	2	$175,758,000	5.380%	LIBOR plus 0.060%	LIBOR plus 0.120%	Senior, Sequential Pay	Variable Rate	Aaa	AAA	AAA	AAA
2-A2	2	$30,018,000	5.460%	LIBOR plus 0.140%	LIBOR plus 0.280%	Senior, Sequential Pay	Variable Rate	Aaa	AAA	AAA	AAA
2-A3	2	$64,283,000	5.500%	LIBOR plus 0.180%	LIBOR plus 0.360%	Senior, Sequential Pay	Variable Rate	Aaa	AAA	AAA	AAA
2-A4	2	$24,490,000	5.580%	LIBOR plus 0.260%	LIBOR plus 0.520%	Senior, Sequential Pay	Variable Rate	Aaa	AAA	AAA	AAA
1-M1	1	$21,969,000	5.570%	LIBOR plus 0.250%	LIBOR plus 0.375%	Subordinated	Variable Rate	Aa1	AA+	AA+	AA (high)
2-M1	2	$18,374,000	5.570%	LIBOR plus 0.250%	LIBOR plus 0.375%	Subordinated	Variable Rate	Aa1	AA+	AA+	AA (high)
1-M2	1	$14,347,000	5.610%	LIBOR plus 0.290%	LIBOR plus 0.435%	Subordinated	Variable Rate	Aa2	AA	AA	AA
2-M2	2	$12,000,000	5.580%	LIBOR plus 0.260%	LIBOR plus 0.390%	Subordinated	Variable Rate	Aa2	AA	AA	AA
1-M3	1	$8,070,000	5.640%	LIBOR plus 0.320%	LIBOR plus 0.480%	Subordinated	Variable Rate	Aa3	AA-	AA-	AA (low)
2-M3	2	$6,750,000	5.620%	LIBOR plus 0.300%	LIBOR plus 0.450%	Subordinated	Variable Rate	Aa3	AA-	AA-	AA (low)
1-M4	1	$7,622,000	5.770%	LIBOR plus 0.450%	LIBOR plus 0.675%	Subordinated	Variable Rate	A1	A+	A+	A (high)
2-M4	2	$6,375,000	5.720%	LIBOR plus 0.400%	LIBOR plus 0.600%	Subordinated	Variable Rate	A1	A+	A+	A (high)
1-M5	1	$7,398,000	5.870%	LIBOR plus 0.550%	LIBOR plus 0.825%	Subordinated	Variable Rate	A2	A	A	A
2-M5	2	$6,187,000	5.870%	LIBOR plus 0.550%	LIBOR plus 0.825%	Subordinated	Variable Rate	A2	A	A	A
M6	1 & 2	$6,998,000	6.100%	LIBOR plus 0.780%	LIBOR plus 1.170%	Subordinated	Variable Rate	A3	A-	A-	A (low)
M7	1 & 2	$9,469,000	6.620%	LIBOR plus 1.300%	LIBOR plus 1.950%	Subordinated	Variable Rate	Baa1	BBB+	BBB+	BBB (high)
M8	1 & 2	$6,587,000	7.270%	LIBOR plus 1.950%	LIBOR plus 2.925%	Subordinated	Variable Rate	Baa2	BBB	BBB	BBB
M9	1 & 2	$9,469,000	7.820%	LIBOR plus 2.500%	LIBOR plus 3.750%	Subordinated	Variable Rate	Baa3	BBB-	BBB-	BBB (low)

(1)	These balances are approximate, as described in the prospectus supplement.
(2)	Reflects the interest rate as of the closing date.
(3)
Reflects the interest rate formula up to and including the earliest possible distribution date on which the master servicer has the option to purchase the mortgage loans as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.”

(4)	Subject to the applicable net funds cap, as described in the prospectus supplement under “Summary of Terms—The Certificates—Payments on the Certificates—Interest Payments.”
(5)
Reflects the interest rate formula after the option to purchase the mortgage loans is not exercised by the master servicer on the earliest possible distribution date as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.”

The offered certificates will also have the following characteristics:

Class	Record Date(1)	Delay/Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations(5)	Incremental Denominations	CUSIP Number
1-A1	DD	0 day	Actual/360	6/25/2037	2/25/2009	$25,000	$1	86363W AA7
1-A2	DD	0 day	Actual/360	6/25/2037	8/25/2009	$25,000	$1	86363W AB5
1-A3	DD	0 day	Actual/360	6/25/2037	6/25/2013	$25,000	$1	86363W AC3
1-A4	DD	0 day	Actual/360	6/25/2037	11/25/2013	$25,000	$1	86363W AD1
2-A1	DD	0 day	Actual/360	6/25/2037	3/25/2009	$25,000	$1	86363W AE9
2-A2	DD	0 day	Actual/360	6/25/2037	8/25/2009	$25,000	$1	86363W AF6
2-A3	DD	0 day	Actual/360	6/25/2037	6/25/2013	$25,000	$1	86363W AG4
2-A4	DD	0 day	Actual/360	6/25/2037	11/25/2013	$25,000	$1	86363W AH2
1-M1	DD	0 day	Actual/360	6/25/2037	11/25/2013	$100,000	$1	86363W AJ8
2-M1	DD	0 day	Actual/360	6/25/2037	11/25/2013	$100,000	$1	86363W AK5
1-M2	DD	0 day	Actual/360	6/25/2037	11/25/2013	$100,000	$1	86363W AL3
2-M2	DD	0 day	Actual/360	6/25/2037	11/25/2013	$100,000	$1	86363W AM1
1-M3	DD	0 day	Actual/360	6/25/2037	11/25/2013	$100,000	$1	86363W AN9
2-M3	DD	0 day	Actual/360	6/25/2037	11/25/2013	$100,000	$1	86363W AP4
1-M4	DD	0 day	Actual/360	6/25/2037	11/25/2013	$100,000	$1	86363W AQ2
2-M4	DD	0 day	Actual/360	6/25/2037	11/25/2013	$100,000	$1	86363W AR0
1-M5	DD	0 day	Actual/360	6/25/2037	11/25/2013	$100,000	$1	86363W AS8
2-M5	DD	0 day	Actual/360	6/25/2037	11/25/2013	$100,000	$1	86363W AT6
M6	DD	0 day	Actual/360	6/25/2037	11/25/2013	$100,000	$1	86363W AU3
M7	DD	0 day	Actual/360	6/25/2037	11/25/2013	$100,000	$1	86363W AV1
M8	DD	0 day	Actual/360	6/25/2037	11/25/2013	$100,000	$1	86363W AW9
M9	DD	0 day	Actual/360	6/25/2037	11/25/2013	$100,000	$1	86363W AX7

(1)	DD = For any distribution date, the close of business on the business day immediately before that distribution date.
(2)
0 day = For any distribution date, the interest accrual period will be the period beginning on the immediately preceding distribution date (or May 25, 2007, in the case of the first interest accrual period) and ending on the calendar day immediately before the related distribution date.

(3)
The final scheduled distribution date for the offered certificates is based upon the second distribution date after the date of the last scheduled payment of the latest maturing thirty-year mortgage loan.

(4)
The expected final distribution date, based upon (a) a constant prepayment rate of 30% per annum and the modeling assumptions used in the prospectus supplement, each as described under “Yield, Prepayment and Weighted Average Life—Weighted Average Life” and (b) the assumption that the option to purchase the mortgage loans is exercised by the master servicer on the earliest possible distribution date as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.” The actual final distribution date for each class of offered certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.

(5)	With respect to initial European investors only, the underwriter will only sell offered certificates in minimum total investment amounts of $100,000.